FOR IMMEDIATE RELEASE
Forum Energy Technologies Announces Mandatory Conversion of 9.00% Convertible Senior Secured Notes
•Approximately $123 million, or 48%, of 9.00% Convertible Senior Secured Notes due August 2025 to convert into approximately 4.5 million shares of FET common stock
•Over $11 million reduction in annualized interest payments
Houston, Texas, December 29, 2022 – Forum Energy Technologies, Inc. (NYSE: FET) today announced the satisfaction of the mandatory conversion requirements under its 9.00% Convertible Senior Secured Notes due August 2025 (the “2025 Notes”). In connection with the conversion, $122.8 million or 47.8% of the 2025 Notes will convert into approximately 4.5 million shares of FET common stock on January 3, 2023, with a settlement date of January 5, 2023. The remaining approximately $134.2 million in aggregate principal of the 2025 Notes are not subject to any optional or further mandatory conversion provisions. FET’s annualized interest payments will decline by over $11 million following the conversion.
As adjusted for the conversion and the recently announced sale leaseback, FET’s net debt would have been approximately $93 million as of September 30, 2022, or 2.0 times trailing twelve months Adjusted EBITDA. Availability under FET’s ABL credit facility would remain $127 million as of that date. See Table 1 for Adjusted EBITDA to Net Income reconciliation.
Neal Lux, President and Chief Executive Officer, remarked, “First, I would like to welcome our newest shareholders to the FET family. In addition, I want to thank FET’s employees for their hard work and dedication to achieve this important milestone.
“From the third quarter 2020 to the third quarter 2022, and including our recently announced sale-leaseback transaction, we have reduced our net debt by approximately $215 million. As we look ahead, we will continue to execute our strategy of delivering technology that makes energy production more efficient, safer and cleaner. The strong macro environment and our ability to capture market share position us to increase revenue and profit margins. Importantly, the reduction in cash interest associated with this debt conversion will bolster our free cash flow generation. The future is brighter than ever for FET.”

FET is a global company, serving the oil, natural gas, industrial and renewable energy industries. FET provides value added solutions that increase the safety and efficiency of energy exploration and production. We are an environmentally and socially responsible company headquartered in Houston, TX with manufacturing, distribution and service facilities strategically located throughout the world. For more information, please visit www.f-e-t.com.
Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including any statement about the company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.
These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, impacts associated with COVID-19, and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Company Contact
Rob Kukla
Director Investor Relations
281.994.3763
Rob.Kukla@f-e-t.com

Table 1.